July 6, 2023 Jessica K. Norman, ESQ 130 Chestnut Street Moorestown, NJ 08057 Dear Jessica, Congratulations! We are pleased to make you an offer of regular full-time employment with Tanger Properties Limited Partnership (“Tanger”). The terms of the offer follow: Position/Reporting: Executive Vice President and General Counsel Reporting directly to Stephen Yalof, President and Chief Executive Officer Effective Date: No later than September 12, 2023, or, in the event employee’s current employer agrees to waive the 60-day notice of termination requirement, such earlier date as may be agreed to between employer and employee. Compensation: Your base compensation will be $385,000 gross per year payable in accordance with normal payroll practices, currently biweekly in arrears, paid every other Friday. Your base compensation will be subject to review and adjustment pursuant to the Company’s policies in effect from time to time. This position is compensated on a salary basis and is exempt from the rules and regulations governing overtime pay. Available payment methods are paper check mailed to your home address and/or direct deposit. Bonus Opportunity: Your target annual cash bonus is one hundred percent (100%) of your base annual salary, with a stretch bonus opportunity of one hundred fifty percent (150%) of your base annual salary. The annual cash bonus potential is expressed as a percentage of base annual salary subject to the achievement of business performance criteria and goals approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its discretion, and individual performance goals. The actual amount of your annual cash bonus may be more or less than your target bonus. Bonus payments due are made no Exhibit 10.2

Sign-On Bonus: Sign-On Grant of Restricted Shares: later than two and one-half (2.5) months after the end of the bonus plan year (i.e., on or before March 15th). You are eligible to participate in this cash bonus program during calendar year 2023. This amount will be pro-rated based on your start date in 2023. Bonus potential does not constitute a promise of payment or continued employment or form any contract of employment. Tanger agrees to pay you a one-time sign-on bonus (the “Sign- On Bonus”) of one hundred fifty thousand dollars ($150,000), less applicable taxes and withholdings, payable on the first pay date following the Effective Date, subject to your continued employment through the payment date thereof. The Sign-On Bonus is subject to repayment in the event your employment with the Company is terminated for Cause or due to your voluntary resignation without Good Reason (each as defined in the Severance Plan as defined below). Repayment of the Sign-On Bonus shall be forgiven by 50% on each of the first and second anniversaries of the Effective Date such that the Sign-On Bonus shall no longer be subject to repayment following the second anniversary of the Effective Date. The Company will have the right to offset such repayment amount against any compensation otherwise payable to you on the date of your termination of employment. Notwithstanding the foregoing, in the event your employment with the Company is terminated by the Company without Cause or by you for Good Reason you will be permitted to retain the Sign-On Bonus. Tanger agrees to grant you on or shortly following the Effective Date a number of shares of restricted stock to be valued at the time of issue in the amount of four hundred thousand dollars ($400,000). Subject to the form of executive restricted share award agreement and the Incentive Award Plan of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (as amended and restated on April 4, 2014), as amended (the “Plan”), these shares shall vest as to fifty percent (50%) on the second anniversary of the Effective Date, twenty-five percent (25%) on the third anniversary of the Effective Date and twenty-five percent (25%) on the fourth anniversary of the Effective Date, subject to your continued employment through the applicable vesting dates. Exhibit 10.2

Annual LTIP: Tanger agrees to grant you on or shortly following the Effective Date an annual long term incentive plan (“LTIP”) award for 2023 with a value equal to seven hundred thousand dollars ($700,000), prorated based on your 2023 start date. The LTIP award will be subject to the terms and conditions (including, without limitation, vesting and performance goals, as applicable) as determined by the Compensation Committee. Existing LTIP awards are eligible to vest 60% based on three-year performance metrics and 40% based on continued service. Your Total Annual Target Compensation Potential is $1,470,000 and is subject to pro-ration based on your start date and the achievement and terms and conditions of time-based and performance-based criteria where applicable. This is the total of:  Base compensation of $385,000.  Target bonus potential of $385,000 (one hundred percent, 100%, of base salary).  Annual equity LTIP grant of $700,000. Please note the 2024 LTIP grant is expected February 2024, subject to approval of the Compensation Committee. Sixty percent (60%) of LTIP is based on a three-year performance period (relative/absolute TSR) and forty percent (40%) of LTIP is based on time-based vesting. The time-based shares vest 33% per year over a three-year period starting on the first anniversary of the grant date. Notwithstanding the foregoing, actual cash bonus and LTIP grants shall be determined in the sole discretion of the Compensation Committee and the Board of Directors. Target amounts are not a promise of amount or payment or continued employment, and do not form any contract of employment. You shall be eligible to participate in the Tanger Factory Outlet Centers, Inc. Executive Severance and Change of Control Plan, as may be amended from time to time (the “Severance Plan”). Tanger offers a robust benefits package. Health benefits become effective the first (1st) of the month after your full-time employment date. Assuming a start date of September 12, 2023, you will be eligible for your health benefits to become effective October 1, 2023, unless otherwise noted. You will be eligible to participate in other benefits that the Company generally makes available to its full-time team members in accordance with the relative terms and conditions of the plans. Attorney’s Fees: The Company shall reimburse you for all reasonable legal fees (not in excess of $5,000) incurred in connection with the review and negotiation of this employment Exhibit 10.2 letter, which shall be made within 15 days of receipt by the Company of copies of your attorneys' statements. Health Coverage: Group Medical, Group Dental, and Group Vision. Rates vary based on levels of participation and participation in wellness discount activities. Group Life Insurance: The Company provides a life insurance policy equal to two (2) times annual salary up to $200,000 with an AD&D rider. Voluntary dependent coverage is also available for spouses and children. Disability Income Insurance: The Company provides short-term and long-term disability income insurance. Salary Continuation Program: After twelve (12) consecutive months of full-time employment and a minimum of 1,800 hours worked, regular full-time team members qualify to participate in Tanger’s salary continuation program. This provides up to four weeks of salary continuation for a short-term medical leave associated with a team member’s own personal illness or disability at one hundred percent (100%) of current salary. This benefit renews on a rolling calendar basis. Voluntary Benefit Programs: Voluntary Life, Accident Insurance, and Specified Disease Insurance are available at group rates. Tanger 401(k) Savings Plan: Eligibility to participate in Tanger’s 401(k) Savings Plan begins after 90 days of employment. Newly eligible team members may enroll on either of two initial enrollment dates: January 1 and July 1. Within the plan, pretax traditional 401(k) contributions and Roth 401(k) contributions can be made. The company contributes $1.00 for every dollar contributed by the plan participant on the first three percent (3%) of the participant’s covered compensation, and $.50 for each dollar contributed on the next two percent (2%) of covered compensation. Team members are immediately one hundred percent (100%) vested in the employer’s matching contribution. Tanger’s 401(k) Savings Plan accepts rollover contributions upon hire. Paid Time Off Work (PTO): You are eligible for twenty (20) days of PTO per year, prorated in the year 2023 based on your employment start date. Volunteer Paid Time Off (VTO): Immediately upon your start of employment, you are eligible for up to forty (40) hours paid time off per calendar year to participate in eligible volunteer activities. Holiday Pay: Eligible team members receive nine (9) paid holidays each year in accordance with Tanger’s designated paid holidays. Exhibit 10.2

Other Benefits:  FSA, HSA  Parental Leave Bank and various Leave Programs  Employee Assistance Program  Educational Assistance Program  Travel Benefits  Health and Wellness Activities Incentive  Flexible Working Practices  Team Member Discounts The above reflects the terms and conditions of the current benefit plans and/or policies, which are available for review under separate cover and are subject to change. To the extent permissible by law, Tanger reserves the right to modify, substitute, suspend, or terminate any or all benefits, perks, plans, policies, and practices in its sole and absolute discretion, with or without notice. Please understand the offer stated in this letter is the only offer being made to you. No officer, supervisor, or employee of Tanger has any authority to make any promises or commitments not contained in this letter. This letter does not constitute a contract for employment for any period of time. Employment at Tanger is At-Will. Subject to applicable law, a team member’s employment with the Company is for no specified period of time and is at the mutual consent of the Company and the team member. Accordingly, the team member and the Company can separate the employment relationship for any reason, with or without cause or notice. Any modification of the at-will term of employment can only be made in writing, duly executed by the President and CEO of the Company and you. Any contrary agreements or representations made to you are superseded by this offer. This offer is valid through and including July 11, 2023, and is contingent upon a satisfactory background check and evidence of the right to work in the United States. Please refer to the enclosed Fair Chance policy for details. Tanger also participates in E-Verify. Should you have any questions along the way, please do not hesitate to let me know. By accepting this offer, initialing the pages of this offer and signing where indicated below, you represent and warrant to Tanger that you are under no contractual or other restriction or obligation that would preclude or affect your ability to accept the position of employment offered or the ability to perform the duties expected or required by the position, including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights. Exhibit 10.2

This offer letter shall be interpreted and construed in accordance with the laws of the State of North Carolina without regard to any conflicts of laws principles. Since our salary information is confidential, you may scan and e-mail the executed offer to HumanResources@tanger.com, or to me directly at Jodi Crotty at jodi.crotty@tanger.com. We are excited to have you join the Tanger Team! Please do not hesitate to contact me should you have questions. Sincerely, /s/ Stephen Yalof Stephen Yalof President & Chief Executive Officer I accept the above offer of employment. ________________________ /s/ Jessica K. Norman Jessica K. Norman Date Please print your name as you would like it to appear on your business cards. Also, indicate acronyms for any relative professional designations you have earned that should appear after your name. ____________________________________ ______________________________________ Name as it will appear on business card Professional designa�on(s), if any Jessica K. Norman Esq. 07/06/2023 Exhibit 10.2

Exhibit 10.2

FAIR CHANCE POLICY

Tanger is committed to fair- hiring practices which remove unfair barriers to employment. As such, unless otherwise required by law, Tanger will not ask questions regarding previous criminal convictions on an initial job application. Conviction inquiries will not be made until a conditional offer of employment has been extended to a candidate.

With a conditional offer of employment, Tanger may request and conduct a background check including a search of criminal records. Whether or not a background check is conducted will depend upon whether, in Tanger's good faith determination, the relevant position is of such a nature that a background check is warranted.

If a background check reveals an applicant has a criminal record, the following factors will be considered: (1) the nature of the conviction; (2) the direct relationship of the conviction to the job; (3) rehabilitation and good conduct; and (4) the amount of time which has elapsed since the conviction. The following records shall not be considered in the hiring process even if revealed in a background check: (1) records of arrest not followed by a valid conviction; (2) sealed, dismissed, or expunged convictions; (3) misdemeanor convictions where no jail sentence can be imposed; or (4) minor infractions. A conviction will not automatically disqualify a candidate from employment. Tanger will conduct an individualized assessment of the applicant.

In the event that a background check is conducted which discloses a criminal conviction which would disqualify a candidate from employment, a copy of the report shall be provided to the applicant along with a written explanation as to which conviction item(s) would be the basis for the potential adverse action. The applicant shall then have ten (10) business days in which to respond to Tanger concerning the report. An applicant's response may include, but not be limited to: (1) evidence that the report is incorrect and (2) evidence of mitigation or rehabilitation. Tanger shall hold the position open and not make a final employment decision until it considers the information submitted by the applicant. Information submitted by an applicant after the ten (10) day period may be considered in Tanger's discretion. Any information pertaining to an applicant's background check obtained in conjunction with the hiring process shall be kept confidential, and shall not be used, distributed or disseminated by Tanger to any other individual or entity except as required by law.